Exhibit 99.1

NEWS RELEASE

ExOne Shareholders Approve Acquisition by Desktop Metal

Nov. 9. 2021

NORTH HUNTINGDON, Pa.—(BUSINESS WIRE)—The ExOne Company (Nasdaq: XONE), the global leader in industrial sand and metal 3D printers using binder jetting technology, today announced that its stockholders voted to approve the acquisition of ExOne by Desktop Metal, Inc.

The final voting results will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

Pursuant to the Merger Agreement, the transaction is expected to close within three business days after today, subject to customary closing conditions. Upon completion of the transaction, ExOne’s common stock will no longer be listed on any public market. ExOne will remain headquartered in North Huntingdon, Pennsylvania as a wholly owned subsidiary of Desktop Metal.

About ExOne

ExOne (Nasdaq: XONE) is the pioneer and global leader in binder jet 3D printing technology. Since 1995, we’ve been on a mission to deliver powerful 3D printers that solve the toughest problems and enable world-changing innovations. Our 3D printing systems quickly transform powder materials — including metals, ceramics, composites and sand — into precision parts, metalcasting molds and cores, and innovative tooling solutions. Industrial customers use our technology to save time and money, reduce waste, improve their manufacturing flexibility, and deliver designs and products that were once impossible. As home to the world’s leading team of binder jetting experts, ExOne also provides specialized 3D printing services, including on-demand production of mission-critical parts, as well as engineering and design consulting. Learn more about ExOne at www.exone.com or on Twitter at @ExOneCo. We invite you to join with us to #MakeMetalGreen™.

Contacts

Sarah Webster

Chief Marketing Officer

724.516.2336

sarah.webster@exone.com

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